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                                                                    Exhibit 21.1




                         SUBSIDIARIES OF THE REGISTRANT

1.      ClubCorp, Inc.
        a)  Operating in the hospitality line of business
        b)  Names of:
            i)      261 consolidated wholly owned subsidiaries operating in the
                United States have been omitted;  and
            ii)     23 consolidated wholly owned subsidiaries operating in
                foreign countries have been omitted.